Contact:	Paul Coghlan	5:00 EST
	Vice President, Finance, Chief Financial Officer	January 15, 2013
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL QUARTERLY DECLINES, BUT MODEST YEAR OVER YEAR QUARTERLY INCREASES IN REVENUES AND NET INCOME AND GUIDES FOR SEQUENTIAL QUARTERLY IMPROVEMENT.

Milpitas, California, January 15, 2013, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended December 30, 2012. Quarterly revenues of $305.3 million for the second quarter of fiscal year 2013 decreased $29.9 million or 8.9% from the previous quarter's revenue of $335.1 million and increased $10.9 million or 3.7% over $294.3 million reported in the second quarter of fiscal year 2012. Net income of $88.8 million decreased $16.3 million or 15.5% from the first quarter of fiscal year 2013 and increased $0.9 million or 1% over the second quarter of fiscal year 2012. Diluted earnings per share of $0.38 per share in the second quarter of fiscal year 2013 decreased $0.07 per share or 16% from the first quarter of fiscal year 2013 and was flat compared to the second quarter of fiscal year 2012.

During the second quarter the Company's cash, cash equivalents and marketable securities decreased by $20.6 million to $1.299 billion from the first quarter of fiscal year 2013. The Company's cash, cash equivalents and marketable securities balance decreased primarily due to the Company accelerating the payment of its March quarterly dividend payment into the December quarter to benefit shareholders due to fiscal cliff tax rate uncertainties. Concurrent with the December payout, the Company's Board of Directors approved an increase in the Company's quarterly dividend from $0.25 per share to $0.26 per share. This marked the 21st consecutive year the Company has increased its dividend. At the current stock price the Company's dividend yield is approximately 3%.

According to Lothar Maier, CEO, “As we reported at this time last quarter, we expected a difficult second fiscal quarter given the tough economic climate existing domestically and globally. Revenue declined 9% compared to the preceding quarter. This was within our guidance, though at the low end, as bookings continued to be weak throughout the first two months of the quarter. Though we were disappointed in the revenue decline, we are encouraged that we saw stronger bookings momentum exiting the quarter and this improvement has continued through the early stage of the current quarter. Innovation is prevalent in our end markets and our product positioning is strong. Based upon our current bookings rate, and assuming business confidence improves, we expect to resume moderate revenue growth. We currently estimate that fiscal third quarter revenues will grow in the range of 1% to 4% over the second quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-Q for the quarterly period ended September 30, 2012.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 16, 2013 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call 719-325-4833, or toll free 877-741-4249 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from January 16, 2013 through January 22, 2013. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #1296943. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 16, 2013 until the second quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended			Six Months Ended
	December 30, 2012	September 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Revenues	$305,281	$335,148	$294,333	$640,429	$624,253
Cost of sales (1)	78,185	83,758	73,821	161,943	153,614
Gross profit	227,096	251,390	220,512	478,486	470,639
Expenses:
Research & development (1)	57,304	58,803	52,519	116,107	107,408
Selling, general & administrative (1)	37,090	37,504	34,922	74,594	72,594
	94,394	96,307	87,441	190,701	180,002
Operating income	132,702	155,083	133,071	287,785	290,637
Interest expense	(6,835)	(6,855)	(6,925)	(13,690)	(13,866)
Amortization of debt discount(2)	(5,219)	(5,146)	(4,931)	(10,365)	(9,793)
Acquisition related costs	—	—	(3,195)	—	(3,195)
Interest and other income	1,043	1,003	1,146	2,046	2,367
Income before income taxes	121,691	144,085	119,166	265,776	266,150
Provision for income taxes	32,857	38,903	31,281	71,760	69,864
Net income	$88,834	$105,182	$87,885	$194,016	$196,286

Earnings per share:
Basic	$0.38	$0.45	$0.38	$0.82	$0.85
Diluted	$0.38	$0.45	$0.38	$0.82	$0.84

Shares used in determining earnings per share:
Basic	235,852	234,990	232,209	235,613	232,051
Diluted	236,850	236,010	233,565	236,636	233,347

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,984	$1,970	$1,844	$3,954	$3,748
Research & development	9,255	9,196	8,609	18,451	17,496
Selling, general & administrative	4,778	4,745	4,442	9,523	9,028
(2) Amortization of debt discount (non-
cash interest expense)	5,219	5,146	4,931	10,365	9,793

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	December 30, 2012	July 1, 2012
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,299,402	$1,203,059
Accounts receivable, net of allowance for doubtful
accounts of $1,891 ($2,035 at July 1, 2012)	145,174	153,090
Inventories	85,166	79,664
Deferred tax assets and other current assets	69,334	69,597
Total current assets	1,599,076	1,505,410

Property, plant & equipment, net	303,520	320,222
Other noncurrent assets	20,558	25,436
Total assets	$1,923,154	$1,851,068

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$11,857	$11,459
Accrued income taxes, payroll & other accrued liabilities	108,785	117,789
Deferred income on shipments to distributors	42,291	41,333
Total current liabilities	162,933	170,581

Convertible senior notes	815,965	805,599
Deferred tax and other noncurrent liabilities	151,749	138,380

Stockholders’ equity:
Common stock	1,641,590	1,588,045
Accumulated deficit	(849,490)	(851,702)
Accumulated other comprehensive income	407	165
Total stockholders’ equity	792,507	736,508
	$1,923,154	$1,851,068

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	December 30, 2012	September 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Reported net income
(GAAP basis)	$88,834	$105,182	$87,885	$194,016	$196,286

Stock-based compensation	16,017	15,911	14,895	31,928	30,272
Amortization of debt
discount(1)	5,219	5,146	4,931	10,365	9,793
Acquisition related costs	—	—	3,195	—	3,195
Income tax effect of non-GAAP adjustments	(5,734)	(5,685)	(6,043)	(11,419)	(11,356)

Non-GAAP net income	$104,336	$120,554	$104,863	$224,890	$228,190

Non-GAAP earnings per share
Basic	$0.44	$0.51	$0.45	$0.95	$0.98
Diluted	$0.44	$0.51	$0.45	$0.95	$0.98

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense. In addition, the Company's non-GAAP measures exclude the special expense items related to the acquisition.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses, acquisition related costs and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.